Exhibit 99.1

Q3 2025 Earnings Conference Call

November 10, 2025

5:00 PM EST (New York)

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Operator

Good day, ladies and gentlemen. Thank you for standing by, and welcome to the Health In Tech third quarter of 2025 earnings conference call. Currently, all participants are in listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. As a reminder, we are recording today’s call. If you have any objections, you may disconnect at this time.

Now I will turn the call over to Lori Babcock, Chief of Staff for the company, Ms. Babcock, please proceed.

Lori Babcock – Chief of Staff

Thank you, operator, and hello, everyone. Welcome to the Health in Tech’s third quarter of 2025 earnings conference call, joining us today are Mr. Tim Johnson, Chief Executive Officer, Mr. Dustin Plantholt, Chief AI & Marketing Officer, and Ms. Julia Qian, Chief Financial Officer. Full details of our results can be found in our earnings press release and in our related Form 10-Q, to be filed with the SEC. These documents will be available on our Investor Relations website at healthintech.investorroom.com. As a reminder, today’s call is being recorded, and a replay will be available on our IR website as well.

Before we continue, please note that today’s discussion includes forward-looking statements made pursuant to the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on information available as of today and involve risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed or implied, including those discussed in our quarterly report on Form 10-Q for the period ended September 30, 2025, to be filed with the SEC. Please review the forward-looking and cautionary statements section at the end of our earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today.

We undertake no obligation to update and expressly disclaim the obligation to update these forward-looking statements to reflect events or circumstances after the date of this call or to reflect new information or the occurrence of unanticipated events. We may also refer to certain financial measures not in accordance with generally accepted accounting principles, such as adjusted EBITDA for comparison purpose only. Our GAAP results and reconciliations of GAAP to non-GAAP measures can be found in our earnings press release.

With that, I will now turn the call over to our CEO, Mr. Tim Johnson.

Tim Johnson – CEO

Thank you, and good afternoon, everyone. I appreciate you joining us today.

I’m pleased to share our third quarter results, which were well aligned with our expectations as we continued to invest in strategic channel partners and rapidly expand our distribution network.

At a high level, we delivered another quarter of strong revenue growth. Revenue reached $8.5 million, up 90% year over year, bringing nine-month revenue to $25.8 million, compared to $19.5 million for the full year 2024.

This momentum was driven by the continued expansion of our sales distribution network. The number of brokers, TPAs, and agencies grew to 849 partners, up 57% year over year. As more brokers and agencies adopt our eDIYBS platform, we’re seeing more quotes bound and sold in real time. By the end of the third quarter, the number of billed enrolled employees reached 25,248, an increase of 7,654 employees year over year.

The third quarter is typically a development and deployment period for us—a time to introduce new programs and features.

Most notably, we completed beta testing and officially launched the large-employer underwriting capability within our enhanced eDIYBS platform.

This is a major milestone that scales our reach across the full employer spectrum, positioning Health In Tech as a true insurance marketplace for businesses of all sizes. The new capability enables brokers to generate fully bindable quotes for groups of 150 or more employees in as little as two weeks, compared to the industry norm of about three months. This advancement dramatically expands our addressable market and establishes Health In Tech among the few platforms serving both small and large employers seamlessly.

Soon after the launch, we showcased this innovation at the SIIA National Conference in October 2025, one of the most influential events in the self-insurance industry. Our participation there helped accelerate national exposure and strengthen broker relationships—key catalysts for future growth.

As we look to the fourth quarter and into Q1 2026, we’re entering our peak enrollment period when employers review or switch their healthcare coverage. Recent market uncertainty and rising healthcare costs have created mixed timing patterns — with some employers making early plan selections in late Q3, while others are delaying decisions into January. As a result, we delivered much better year over year growth in Q3, and anticipating sales volume shift from Q4 into Q1, but still expect healthy year-over-year growth overall.

To help employers navigate cost volatility, we’re testing a new program offering a three-year rate hold—a solution that provides predictable, stable pricing over a multi-year period.The program allows groups with 150 or more employees to lock in healthcare costs for three years through a fixed remittance model backed by an A-rated stop-loss carrier.

It brings real value to clients looking for cost stability amid rising medical expenses, while also strengthening our relationships with brokers and TPAs. By providing cost certainty amid rising medical expenses, we’re giving brokers and TPAs a powerful retention tool and helping employers plan long term with greater confidence. We completed initial testing in October and plan to fully launch the program in the first quarter of 2026.

We believe it represents an innovative concept for the broader healthcare insurance market and we’re optimistic about its reception as we enter 2026.

Beyond underwriting innovation, we’re setting our sights on one of the largest inefficiencies in U.S. healthcare—claims processing, which consumes more than $300 billion annually in administrative costs and delays.

This quarter, we announced a non-binding Letter of Intent with AlphaTON Capital Corp. to co-develop HITChain, a blockchain-enabled platform designed to bring real-time visibility, accuracy, and accountability to claims workflows across the ecosystem.

Under this LOI, both companies plan to contribute distinct strengths:

Health In Tech brings domain expertise in insurance and healthcare data standards, established broker and carrier relationships, proven go-to-market channels, and leadership in health technology design.

AlphaTON Capital contributes blockchain development expertise on The Open Network (TON), smart contract architecture, cybersecurity, stablecoin integration for secure payments, and capital resources for enterprise-scale deployment.

Together—with AlphaTON’s blockchain infrastructure and Brittany Kaiser’s leadership in data ethics—we are building HITChain, a decentralized and verifiable claims system aimed at compressing timelines, eliminating duplication, reducing costs, and creating a transparent system of record for payers and providers alike.

By combining insurance domain expertise with blockchain innovation, Health In Tech is positioned at the forefront of decentralized healthcare insurance technology infrastructure—a market opportunity of meaningful scale and long-term impact.

Lastly, we’re thrilled to share that Health In Tech will host the InsurTech Summit in Davos during the World Economic Forum week in January 2026. This event will convene global thought leaders to discuss AI, technology, and the transformation of critical business sectors, including healthcare and insurance.

With that, I’ll now turn it over to Dustin, who will walk through our latest marketing and partnership initiatives in greater detail.

Dustin Plantholt– Chief AI & Marketing Officer

Thank you, Tim, and good afternoon, everyone.

As Tim mentioned, we will take Health In Tech to the center of the global innovation stage by hosting our first Independent InsurTech Summit on January 20, 2026, during the World Economic Forum Week in Davos, Switzerland.

The World Economic Forum, held each January in Davos, is one of the world’s most prestigious gatherings of global leaders across business, government, academia, and civil society. It serves as a powerful platform for shaping global, regional, and industry agendas—and this year, Health In Tech will be among the organizations leading that dialogue.

Our Summit will feature a curated lineup of panels on artificial intelligence, digital transformation in healthcare, and blockchain-enabled system reform—all focused on redefining how technology can drive transparency, efficiency, and equity across the $4.5 trillion healthcare economy.

The first session we’ve announced—“AI and Institutional Resistance - CEOs Driving Change in Legacy Sectors”—brings together TIME CEO Jessica Sibley alongside our CEO, Tim Johnson. for a dynamic discussion on how top executives are embedding AI within large, traditional organizations. This dialogue goes beyond innovation—it highlights the leadership mindset and operational courage required to modernize industries that have historically resisted change.

Our second session, “First Ladies: Backing Women Who Build,” will feature Cherie Blair CBE, KC, Founder of the Cherie Blair Foundation for Women. The panel will spotlight global leaders advancing women’s entrepreneurship, leadership, and access to capital across industries—exploring how innovation, education, and technology can close gender gaps in business creation and economic opportunity. This aligns perfectly with Health In Tech’s broader mission of expanding access and inclusion through technology-driven ecosystems.

Additional sessions focusing on other strategic themes will be announced in the months ahead.

Together, these sessions elevate Health In Tech’s visibility among insurers, investors, and policymakers, reinforcing our leadership in shaping conversations at the intersection of AI, healthcare, and financial inclusion. For investors, Davos represents a strategic inflection point—amplifying our institutional reach, strengthening our brand presence on the world stage, and showcasing how our technology and partnerships are modernizing the healthcare ecosystem here in the U.S.

As I’ve often said, legacy sectors like healthcare, finance, and insurance are where AI meets its toughest tests—and delivers its greatest rewards. By leading these discussions, Health In Tech is demonstrating that responsible, data-driven innovation can scale sustainably while earning trust from both partners and regulators.

With that, I’ll turn the call over to our Chief Financial Officer, Julia Qian, to walk you through the financial results in more detail. Julia?

Julia Qian – CFO

Thanks, Dustin, and good afternoon, everyone. It’s a pleasure to walk you through the financial results that underpin the strong operational achievements Tim just discussed.

Our third quarter and first nine months of 2025 reflect continued execution across all business fronts — from expanding our sales distribution network to launching new platform features — while maintaining disciplined cost management and operational efficiency.

Revenue Performance

For the third quarter, total revenue reached $8.5 million, bringing year-to-date revenue to $25.8 million, which represents 132% of our full-year 2024 total. This growth clearly demonstrates our accelerating momentum and the effectiveness of our strategic channel expansion through brokers, TPAs, and agencies, combined with strong customer acquisition activity.

Profitability and Operating Leverage

Beyond the top line, our profitability metrics show significant operating leverage.

●	Adjusted EBITDA for the quarter was $1.0 million, up 49% year over year.

●	For the first nine months, adjusted EBITDA reached $3.8 million, or 167% of our full-year 2024 total.

This strong EBITDA performance demonstrates our ability to scale efficiently while maintaining cost discipline.

Pre-tax income for the quarter was $0.6 million, a 48% increase year over year. For the first nine months, pre-tax income totaled $2.1 million, or 2.4 times our full-year 2024 level. Importantly, pre-tax income represented 8.2% of revenue, a 135-basis-point improvement year over year, reflecting a consistent balance between resource allocation for growth and bottom-line profitability.

Expense Management

On the expense side, we continue to improve operating efficiency as we scale.

●	Total operating expenses for the third quarter were $4.7 million, or 55% of revenue, down from 68% in the same period last year.

●	For the first nine months, operating expenses represented 59% of revenue, an improvement of 12 percentage points from 71% a year ago.

We continue to integrate AI-driven internal solutions to enhance process automation and reduce administrative burden.

Breaking this down further:

●	Sales and Marketing expenses were $1.0 million, or 11.3% of revenue, essentially flat year over year. Our channel-partnership model continues to drive revenue growth without the need for a large in-house sales force.

●	General and Administrative (G&A) expenses were $3.5 million, consisting of $1.3 million in operating costs (14.9% of revenue) and $2.2 million in administrative costs (25.8% of revenue). The higher admin cost reflects expenses associated with being a public company, including D&O insurance, board compensation, investor relations, and media outreach.

●	Research and Development (R&D) expenses declined to 2.8% of revenue, from 16.1% a year ago, as our tech resources have shifted from preliminary project phase to heavy development, deployment and feature enhancement phases.

Cash Flow and Balance Sheet

For the first nine months, we generated $2.7 million of positive cash flow from operations.

We invested $2.4 million in technology development and $0.1 million in capital markets activities, resulting in net positive cash flow of $0.2 million. We ended the quarter with a solid $8.0 million in cash and cash equivalents.

Our collaboration with AlphaTON Capital also provides additional capital leverage for the HITChain initiative. With AlphaTON’s investment contribution, we expect to build this transformative blockchain-enabled platform with minimal cash requirement on our side, maximizing our capital efficiency.

As we enter the fourth quarter, we are navigating a period of market uncertainty driven by rising healthcare costs and evolving regulatory developments. Some employers have accelerated plan selections into late Q3, while others are deferring decisions into early 2026. As a result, we anticipate Q4 revenue growth of approximately 50% year over year—a solid outcome given these timing shifts.

As Tim noted, we began testing the Three-Year Rate Hold Program in October. This initiative strengthens our visibility into future revenue streams by extending client commitments over multi-year periods. Once fully launched in early 2026, it’s expected to enhance retention, improve predictability in contract renewals, and contribute to more stable cash flows over time. We view this as a disciplined, capital-efficient way to expand our product offering while reinforcing the recurring nature of our revenue model.

In summary, the third quarter represented a pivotal stage of technological advancement and product innovation, the fourth quarter will be marketing and testing of new program and running year- end sales champion that builds tremendous momentum for 2026. We are laying the groundwork for an AI-enabled, multi-program healthcare insurance marketplace serving businesses of all sizes.

I’ll now turn it back over to the operator for Q&A.

Question-and-Answer Session

Operator

Thank you. Seeing no more questions in the queue, let me turn the call back to Mr. Johnson for closing remarks.

Tim Johnson– CEO

Thank you, operator and thank you all. I appreciate everyone joining the call today, if anyone has any follow up questions, please do not hesitate to reach out to us. We appreciate your interest and look forward to keeping the dialogue open. Thanks everyone.

Operator

Thank you all again. This concludes the call. You may now disconnect.

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